CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$ 12,000,000	$1,393.20

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated May 11, 2011 (To the Prospectus dated August 31, 2010, Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$12,000,000 Notes linked to the Barclays Capital Commodity Strategy 1592 Excess Return Index due June 18, 2012 Global Medium-Term Notes, Series A, No. C-302

Terms used in this pricing supplement , but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	May 11, 2011

Issue Date:	May 18, 2011

Final Valuation Date:	June 11, 2012[1] (subject to acceleration in the event of an Intraday Trigger Event)

Maturity Date:	June 18, 2012 [2] (resulting in a term to maturity of approximately 13 months)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	The return on the Notes is linked to the performance of the Barclays Capital Commodity Strategy 1592 Excess Return Index (the “Index”) published by Barclays Bank PLC or its successor. The Index takes a long position in certain Modified Single Commodity Indices (defined in “Description of the Reference Asset”) and equivalent notional weighted short positions in corresponding Single Commodity Indices (each, an “Index Component”) providing investors with four times levered exposure to the long short pairs. For informational purposes only, the level of the Index will also be displayed on Bloomberg under ticker reference “BXCS1592 <Index>”. In the event of any discrepancy between the level of the Index published by Barclays Bank PLC and the level of the Index displayed on Bloomberg, the level of the Index published by Barclays Bank PLC shall prevail. The Index was created by Barclays Capital (the “index sponsor”), a division of Barclays Bank PLC. See “Description of the Reference Asset” below.

Payment at Maturity :	If you hold your Notes to maturity and if an Intraday Trigger Event has not occurred, you will receive a cash payment determined as follows:

Where:

“Principal Amount” = the principal amount of your Notes;

“INDEXFinal” = the Index closing level on the final valuation date[4] (“Final Closing Level’)

“INDEXInitial ” = the Index closing level on the initial valuation date, which is 515.4420 (“Initial Level’);

Adjustment Amount = 1.85%

If you hold your Notes to maturity and if an Intraday Trigger Event has occurred, you will receive a cash payment determined as follows (the “Intraday Trigger Event Amount”):

Where:

INDEXIntraday = the intraday level of the Index on the Intraday Trigger Event Day (the “Final Intraday Level”), as determined by the calculation agent, in its sole discretion and acting in good faith, (i) using the latest available quotations for the intraday prices of the relevant underlying commodities and in accordance with the methodology described herein under “Intraday Trigger Event—Methodology to Determine Intraday Prices” (the “intraday prices”) and (ii) as determined as soon as commercially possible following the occurrence of an Intraday Trigger Event; and

“Principal Amount”, “Adjustment Amount” and “INDEXInitial” shall have their meanings as described above.

You may lose some or all of your investment at maturity. Your Notes will be fully exposed to any declines of the Reference Asset and you may lose some or all of your investment. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Intraday Trigger Event Day	Any day on which an Intraday Trigger Event occurs will be an Intraday Trigger Event Day. If an Intraday Trigger Event occurs, the final valuation date will be accelerated to be such Intraday Trigger Event Day, and the payment you receive at maturity will be fixed on such Intraday Trigger Event Day although you will not receive any payment until the originally stated maturity date. See “Selected Risk Considerations—If an Intraday Trigger Event Occurs, You Will Not Receive Payment of the Intraday Trigger Event Amount Until Maturity; You Will Not Be Able to Reinvest the Intraday Trigger Event Amount and There Will Be No Potential for Appreciation of Such Amount Until Maturity” below for more information.

Intraday Trigger Event:	An “Intraday Trigger Event” will occur when the “intraday indicative value” of the Index is less than 50% of the initial level at any time during the term of the Notes. The “intraday indicative value” of the Index will be determined by the calculation agent, in its sole discretion and acting in good faith, on the basis of the latest available quotations for the intraday prices of the relevant underlying commodities and in accordance with the methodology described herein under “Intraday Trigger Event—Methodology to Determine Intraday Prices”. See “Intraday Trigger Event” in this pricing supplement for more information. Within five business days of the determination of the Intraday Trigger Event Amount, we will deliver a written notice to the Depositary Trust Company (“DTC”) specifying the Intraday Trigger Event Day and the relevant intraday prices that were used by the calculation agent to determine the occurrence of an Intraday Trigger Event and to calculate the Intraday Trigger Event Amount. The Intraday Trigger Event Amount will be the amount which will be payable to you at the maturity of the Notes.

Change in Law Redemption Event:	Upon the occurrence of a Change in Law (as defined below) that, in our sole determination, would, or is reasonably likely to: (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations under the Notes; or (ii) restrict our ability, or make it reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part) in accordance with the provisions set forth herein at the redemption amount on the redemption date. See “Change in Law Redemption Event” in this pricing supplement.

Hedging Disruption Redemption Event:	Upon the occurrence of a Hedging Disruption Event (as defined below), we may, but are not obligated to, redeem the Notes in whole (but not in part) at our sole discretion at the redemption amount on the redemption date. See “Hedging Disruption Redemption Event” in this pricing supplement.

Redemption Amount:	In the case of a Change in Law Redemption Event or a Hedging Disruption Redemption Event, the redemption amount will be equal to an amount determined in good faith in a commercially reasonable manner by the calculation agent, in its sole discretion, taking into account the latest available quotations for the futures contracts comprising the Reference Asset and any other information that it deems relevant.

Redemption Date:	The fifth business day following the date on which we provide written notice to the Depository Trust Company (“DTC”) of our election to redeem the Notes pursuant to a Change in Law Redemption Event or Hedging Disruption Redemption Event (the “Notice Date”).

Calculation Agent:	Barclays Bank PLC

Business Day:	London and New York

CUSIP/ISIN:	06738KKG5/ US06738KKG57

1.	Subject to postponement in the event of a note market disruption event as described under “Note Market Disruption Events” in this pricing supplement.
2.	Subject to postponement in the event of a note market disruption event and as described under “Terms of the Notes—Maturity Date” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission[1]	Proceeds to Barclays Bank PLC
Per Note	100%	0%	100%
Total	$ 12,000,000	$0	$12,000,000

1.	Barclays Capital Inc. will receive commissions from the Issuer equal to 0% of the principal amount of the notes, or $0 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The following table and examples assume that the initial level (INDEXInitial) = 515.4420 and “Index Return” = (INDEXFinal – INDEXInitial)/INDEXInitial. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Closing Levels (INDEXFinal)*	Index Return	Payment at Maturity**	Total Return on the Notes
1,030.8840	100.00%	$1,981.50	98.15%
979.3398	90.00%	$1,881.50	88.15%
927.7956	80.00%	$1,781.50	78.15%
876.2514	70.00%	$1,681.50	68.15%
824.7072	60.00%	$1,581.50	58.15%
773.1630	50.00%	$1,481.50	48.15%
721.6188	40.00%	$1,381.50	38.15%
670.0746	30.00%	$1,281.50	28.15%
618.5304	20.00%	$1,181.50	18.15%
566.9862	10.00%	$1,081.50	8.15%
541.2141	5.00%	$1,031.50	3.15%
528.3281	2.50%	$1,006.50	0.65%
524.9777	1.85%	$1,000.00	0.00%
518.0192	0.50%	$986.50	-1.35%
515.4420	0.00%	$981.50	-1.85%
489.6699	-5.00%	$931.50	-6.85%
463.8978	-10.00%	$881.50	-11.85%
438.1257	-15.00%	$831.50	-16.85%
412.3536	-20.00%	$781.50	-21.85%
360.8094	-30.00%	$681.50	-31.85%
309.2652	-40.00%	$581.50	-41.85%
257.7210	-50.00%	$481.50	-51.85%
206.1768	-60.00%	$381.50	-61.85%
154.6326	-70.00%	$281.50	-71.85%
103.0884	-80.00%	$181.50	-81.85%
51.5442	-90.00%	$81.50	-91.85%
0.0000	-100.00%	$0.00	-100.00%

*	Includes hypothetical Final Intraday Levels. .

**	Includes hypothetical Intraday Trigger Event Amounts. Note that although an Intraday Trigger Event will occur if the Final Intraday Level is less than 50% of the Initial Level at any time, the intraday prices used to determine the Intraday Trigger Event Amount may be less than the intraday prices used to determine the occurrence of an Intraday Trigger Event, and your payment at maturity may therefore be significantly less than 50% of the principal amount invested and may be zero.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: INDEXFinal is 541.2141 and the Index Return is 5%.

The amount payable at maturity is calculated as follows:

$1,000 * (105.00% -1.85%) = $1,031.50

Therefore, the total payment at maturity is $1,031.50 per $1,000 principal amount Note, representing a 3.15% total return on investment over the term of the Notes.

Example 2: INDEXFinal is 518.0192 and the Index Return is 0.50%.

The amount payable at maturity is calculated as follows:

$1,000 * (100.50% -1.85%) = $986.50

Therefore, the total payment at maturity is $986.50 per $1,000 principal amount Note, representing a -1.35% total return on investment over the term of the Notes.

Example 3: INDEXFinal is 360.8094 and the Index Return is -30%.

The amount payable at maturity is calculated as follows:

$1,000 * (70.00% -1.85%) = $681.50

Therefore, the total payment at maturity is $681.50 per $1,000 principal amount Note, representing a -31.85% total return on investment over the term of the Notes.

Example 4: INDEXFinal is 524.9777 and the Index Return is 1.85%.

The amount payable at maturity is calculated as follows:

$1,000 * (101.85% -1.85%) = $0

Therefore, the total payment at maturity is $1,000 per $1,000 principal amount Note, representing a 0% total return on investment over the term of the Notes.

Example 5: An intraday trigger event has occurred. INDEXIntraday is 206.1768 and the Index Return is -60%.

The amount payable at maturity is calculated as follows:

$1,000 * (40.00% -1.85%) = $381.50

Therefore, the total payment at maturity is $381.50 per $1,000 principal amount Note, representing a -61.85% total return on investment over the term of the Notes.

Selected Purchase Considerations

•

Note Market Disruption Events and Adjustments—The final valuation date, the maturity date and the payment at maturity, the final closing level and the final intraday level are subject to adjustment as described in the following sections:

•

For a description of what constitutes a note market disruption event as well as the consequences of that note market disruption event, see “Note Market Disruption Events” in this pricing supplement; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement and “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”.

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We May, But Are Not Obligated to Redeem the Notes Upon the Occurrence of a Change in Law Redemption Event or Hedging Disruption Event—We have the right to redeem or “call” your Notes without your consent at our sole discretion upon the occurrence of a Change in Law Redemption Event or a Hedging Disruption Event (both events as described below). Please see “We Are Under No Obligation to Avoid the Occurrence of a Hedging Disruption Event By Ceasing or Otherwise Restricting Our Trading Activities That We May Engage In On Behalf of Our Customers or For Proprietary Accounts” under “Selected Risk Considerations” in this pricing supplement.

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Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this free writing prospectus is materially correct. It would be reasonable to characterize your Notes as debt instruments subject to special rules governing contingent payment debt instruments for all U.S. federal income tax purposes. Except as discussed under “Alternative Treatments” below, the discussion herein assumes that the Notes will be so treated. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

If, on a day that is more than 6 months before the maturity date, an Intraday Trigger Event occurs, applicable Treasury regulations provide that holders should adjust the prior interest inclusions in respect of their Notes over the remaining term of the Notes in a reasonable manner. Although not entirely clear, we think it would generally be reasonable for an initial holder of the Notes to recognize an ordinary loss equal to any interest previously accrued on the Notes, and to cease accruing interest over the remainder of the Notes. Thereafter, any gain or loss you recognize from a subsequent sale of the Notes should generally be characterized as capital gain or loss.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Alternative Treatments. There is no judicial or administrative authority discussing how your Notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, it is possible that the Internal Revenue Service could assert that your Notes should be treated as a pre-paid executory contract with respect to the Index. A discussion of the U.S. federal income tax consequences of characterizing your Notes as a pre-paid cash-settled executory contract can be found under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. In addition, it is possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying components of the Index. Under such a characterization, Section 1256 of the Internal Revenue Code should apply to your Notes or a portion of your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes (or the relevant portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes (or a portion of your Notes) to market at the end of each taxable year (i.e., recognize gain or loss as if the Notes or the relevant portion of the Notes had been sold for fair market value). Under this alternative characterization or independently of it, it is possible that the straddle rules of the Internal Revenue Code could apply to your Notes. These provisions could have the effect of causing the character of any gain that you may recognize in respect of your Notes (or a portion of your Notes) to be short-term capital gain and requiring interest deductions allocable to your Notes (or a portion of your Notes) to be capitalized, rather than deducted. In addition, although it is possible, if you are treated as owning the underlying components of the Index, that you could be required to recognize gain or loss each time a contract tracked by the Index rolls, the straddle rules could limit your ability to recognize losses in respect of the Notes.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the futures contracts that comprise the Index Components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”; and

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”.

In addition to the risks described above, you should consider the following:

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Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Final Closing Level (“INDEXFinal”) or the Final Intraday Level (“INDEXIntraday”), as applicable, is greater than the Initial Level (“INDEXInitial”). Due to the Adjustment Amount feature, your investment will be more than fully exposed to any decline in the final level as compared to the initial level. You may lose some or all of your principal.

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Even if the Final Closing Level (or the Final Intraday Level, if applicable) is greater than the Initial Level, You May Receive Less Than the Principal Amount of Your Notes—Because the Adjustment Amount feature of the Notes reduces the amount of your return at maturity or upon redemption, the level of the Index must increase significantly for you to receive at least the principal amount of your investment at maturity or upon redemption. If the Final Closing Level (or the Final Intraday Level, if applicable) is not greater than the Initial Level by an amount sufficient to offset the Adjustment Amount, or if the Final Closing Level (or the Final Intraday Level, as applicable) is less than the Initial Level, you will receive less than the principal amount of your investment at maturity or upon redemption.

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We Are Under No Obligation to Avoid the Occurrence of a Hedging Disruption Event By Ceasing or Otherwise Restricting Our Trading Activities That We May Engage In On Behalf of Our Customers or For Proprietary Accounts—We and our affiliates expect to engage in trading activities related to the index components (including the underlying physical commodities), futures or options on the index components, or other derivative instruments with returns linked to the performance of the index components or the Reference Asset, which activities would be unrelated to the Notes. We may engage in these trading activities in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management, as well as for our and our affiliates’ proprietary accounts. These trading activities may contribute to our aggregate holding of a particular commodity, or derivatives based on prices of that commodity, to which the Reference Asset also relates, which may be subject to a specified position limit set by a regulatory or self-regulatory body, including any exchange or trading facility. Under the terms of the Notes, we may redeem the Notes in whole (but not in part) at our sole discretion upon the occurrence of a Hedging Disruption Event (as defined herein), which may include when Hedge Positions (as defined herein) would contribute to the breach of such applicable position limits. See “Hedging Disruption Redemption Event” for more information. We are under no obligation to cease or otherwise restrict our trading activities that we and our affiliates may engage in on behalf of customers or for proprietary accounts in order to avoid breaching such position limits and to avoid the occurrence of a Hedging Disruption Redemption Event. As a result, these trading activities unrelated to the Notes may result in increasing the likelihood of a Hedging Disruption Redemption Event occurring during the term of the Notes.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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The Modified Single Commodity Indices May Underperform the Single Commodity Indices, Which Will Adversely Affect the Value of Your Notes—The Index is a proprietary index designed to reflect the excess returns available through a notional weighted long position in certain Modified Single Commodity Indices and a notional weighted short position in certain Single Commodity Indices. Each of the Modified Single Commodity Indices and the Single Commodity

Indices is composed of exchange-traded futures contracts on physical commodities, which are rolled according to a predetermined schedule. However, while the Single Commodity Indices roll their position in the underlying futures contract in accordance with a predetermined schedule, the Modified Single Commodity Indices roll their position in the underlying futures contracts in accordance with the same predetermined schedule, modified so as to roll approximately two weeks earlier using the Modified Single Commodity Strategy described in “Description of the Reference Asset—The Index—The Modified Single Commodity Indices” below.

If the Modified Single Commodity Indices increase relative to the Single Commodity Indices, this will generally increase the level of the Index and thus the value of your Notes. Conversely, if the Modified Single Commodity Indices decrease relative to the Single Commodity Indices, this will generally decrease the level of the Index and thus the value of your Notes. As described in the section entitled “Description of the Reference Asset—The Index” in this pricing supplement, the level of the Index generally reflects the difference between the returns on the Modified Single Commodity Indices and the Single Commodity Indices.

Although the Modified Single Commodity Indices seek to outperform the corresponding Single Commodity Indices through application of the Modified Single Commodity Strategy, there can be no guarantee that the Modified Single Commodity Indices will succeed in this objective. As described further under “Description of the Reference Asset—The Index—The Modified Single Commodity Indices”, the Modified Single Commodity Strategy modifies the roll period of the Single Commodity Indices in order to attempt to avoid rolling during the traditional roll period. However, past and current prices of futures contracts, roll yields and fluctuations and trends in the shape of the commodities curve that have occurred in the past are not necessarily indicative of future trends. If rolling the futures contracts during the Modified Roll Period does not outperform rolling the futures contracts during the Standard Roll Period of the Single Commodity Indices or if rolling into the futures contracts in accordance with the Modified Single Commodity Strategy results in relatively lower roll yield, then the Modified Single Commodity Indices will underperform the Single Commodity Indices and the market value of the Notes will decline.

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As the Index Level Depends on the Relative Performance of the Modified Single Commodity Indices and the Single Commodity Indices, the Index Level May Decline Even if the Value of Some or all Index Components Increase—As described in the section entitled “Description of the Reference Asset—The Index” in this pricing supplement, the level of the Index generally reflects the difference between the returns on the Modified Single Commodity Indices and the Single Commodity Indices. As such, even if the value of all the Index Components increase, the Index level may still decline if any increase in the Modified Single Commodity Indices is not relatively greater than any increase in the Single Commodity Indices. Additionally, the Index consists of weighted long and short positions in each of the seven index commodity pairs. As a result, even if some of the Modified Single Commodity Indices outperform the corresponding Single Commodity Indices, the level of the Index, and therefore your Notes, will decline if such outperformance is not sufficient to offset the underperformance of any remaining Modified Single Commodity Indices relative to their corresponding Single Commodity Indices.

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The Intra-month Daily Weightings of the Index Components May Diverge Substantially from the Target Weights—As described in the section entitled “Description of the Reference Asset—The Index”, the relative weightings of the positions taken by the Index in the Index Components are rebalanced on the last Index Business Day of each calendar month to the target weights set forth in Table 1 on page PS-16. The target weight for the long position in each Modified Single Commodity Index is equal to the target weight for the short position in the Single Commodity Index that is linked to the same underlying physical commodity. However, the Modified Single Commodity Indices and the Single Commodity Indices with the same underlying physical commodity may be linked to futures contracts with different delivery months from the first Modified Roll Day of the Modified Roll Period through the last Standard Roll Day of the Standard Roll Period. As a result of the relative price performance of these different futures contracts, the intra-month weightings of the long positions in the Modified Single Commodity Indices may differ, perhaps substantially from the weightings of the corresponding short positions in the Single Commodity Index for the same underlying physical commodity. If any Modified Single Commodity Index underperforms as compared to the Single Commodity Index for the same underlying physical commodity and the intra-month weighting of the long position taken by the Index in such Modified Single Commodity Index is less than the corresponding short position in the relevant Single Commodity Index, the level of the Index, and therefore the value of your Notes, will experience a greater decline than it would if such commodity index pair was equally weighted.

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The Index Utilizes Leverage; Leverage Will Magnify Negative Performance—The Index uses leverage to increase its long or short exposure to the Modified Single Commodity Indices and the Single Commodity Indices to increase exposure to 400% in either direction (i.e., long or short). Where the Index’s positions are leveraged, any change in the level of the Index Components will result in greater changes in the level of the Index than if leverage was not used. In particular, the use of leverage will magnify any unfavorable performance of the Index Components which in turn could have an adverse effect on the value of the Notes.

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The Market Value of the Notes May Be Influenced by Many Unpredictable Factors, Including Volatile Commodities Prices—The market value of your Notes may fluctuate between the date you purchase them and the final valuation date. You may also sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Index Components and the Index will affect the market value of the Notes more than any other factor. Other factors that may influence the market value of the Notes include:

•	Prevailing spot prices for the underlying commodities;

•	the time remaining to the maturity of the Notes;

•	supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any market maker;

•	economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the Index or the levels of the Index Components;

•	the general interest rate environment; or

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

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The Occurrence of an Intraday Trigger Event May Adversely Affect the Value of, and the Ability to Sell, the Notes—Upon the occurrence of an Intraday Trigger Event (as described below), the payment you receive at maturity may be less than the payment that you would have otherwise been entitled to receive at maturity. Our right to pay you less than you would have otherwise been entitled to receive at maturity may also adversely impact your ability to sell your Notes, and/or the price at which you may be able to sell your Notes, following the occurrence of an Intraday Trigger Event.

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If an Intraday Trigger Event Occurs, Your Payment at Maturity May be Less, and possibly significantly less, than 50% of the Principal Amount of your Notes—An Intraday Trigger Event will occur if the intraday indicative value of the Index is less than 50% of its Initial Level. The intraday indicative value is calculated by the calculation agent and is based, in part, on the latest available quotations for intraday prices of the relevant commodities futures contracts in accordance with the methodology described herein under “Intraday Trigger Event—Methodology to Determine Intraday Prices”. After the calculation agent determines that an Intraday Trigger Event has occurred, the calculation agent will calculate the Intraday Trigger Event Amount as soon as commercially possible, using the prevailing intraday prices of the underlying commodities futures contracts. The Intraday Trigger Event Amount will be payable at maturity. It is possible that, in highly volatile markets, the market prices of the relevant commodities futures contracts may worsen, even significantly, between the time of the Intraday Trigger Event has occurred and the time the Intraday Trigger Event Amount is determined. As a result, you may receive a payment at maturity resulting from a Intraday Trigger Event that is less than, and possibly significantly less than, 50% of the principal amount of your Notes.

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If an Intraday Trigger Event Occurs, You Will Not Receive Payment of the Intraday Trigger Event Amount Until Maturity; You Will Not Be Able to Reinvest the Intraday Trigger Event Amount and There Will Be No Potential for Appreciation of Such Amount Until Maturity—An Intraday Trigger Event may occur at any time during the term of the Notes. Regardless of the time remaining until maturity, the Intraday Trigger Event Amount that is calculated following the occurrence of such Intraday Trigger Event will not be payable until the maturity of the Notes. Interest will not accrue on such Intraday Trigger Event Amount during the period from the Intraday Trigger Event to the maturity of the Notes, and there will be no potential for appreciation of such Intraday Trigger Event Amount prior to maturity. Accordingly, following the occurrence of an Intraday Trigger Event, you will not benefit from any subsequence increase in the value of the Index and you may find it difficult or impossible to sell your Notes. As a result, even though the Intraday Trigger Event Amount has been determined, you will receive no cash proceeds to reinvest in alternate investments prior to the maturity of the Notes.

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The Calculation Agent Has Discretion in Certain Instances to Determine the Intraday Indicative Value of the Index By Reference to Prices That May Not Be as Reliable or Liquid in Periods of Market Disruption and That You May Not Be Able to Independently Verify. These Determinations May Create Potential Conflicts of Interest Between You and the Calculation Agent—In determining the occurrence of an Intraday Trigger Event and the Intraday Trigger Event Amount, Barclays Bank PLC, as calculation agent, will determine the relevant intraday indicative value of the Index and the relevant intraday prices of the commodities futures contracts in accordance with the methodology described herein under “Intraday Trigger Event—Methodology to Determine Intraday Prices.” Under this methodology, if the relevant futures contract for the relevant underlying commodity is actively traded, as determined by the calculation agent in its reasonable discretion, the calculation agent will refer initially to the publicly available intraday prices of the relevant commodities futures contracts, as published on the relevant futures exchange. If the calculation agent determines in its reasonable discretion that the futures contract is not being actively traded, the calculation agent will then determine the value of the relevant underlying commodities futures based on the prices of the over-the-counter (“OTC”) derivatives on the same relevant underlying commodities obtained by the calculation agent from a recognized broker or dealer in the relevant market or on other futures contracts on the same underlying commodities futures traded on different exchanges or in different markets. If such prices are not available for any reason, the calculation agent will determine, in its sole discretion, acting in good faith and a commercially reasonable manner, an appropriate value for the relevant underlying commodities futures. In doing so, the calculation agent may imply a value for such commodities futures contracts by reference to one or more sources of information that, in the calculation agent’s sole discretion, can serve as a reasonable “proxy” for determining the value of the relevant underlying commodities. If futures prices are not available as a result of market disruptions, such market disruptions could also have the effect of making the prices for OTC derivatives and the prices for other potential “proxy” sources less reliable and less liquid. Therefore, if the calculation agent determines the value of the underlying commodities futures by reference to OTC derivatives or other “proxy” sources, such prices may deviate, even significantly, from the prices that would otherwise be obtained from a functioning futures exchange. Moreover, you may not be able to independently verify such information if they are based on prices for OTC derivatives or if the calculation agent determines an appropriate value of one or more underlying commodities futures, including by reference to reasonable “proxy” sources described above. The calculation agent will be required to exercise its judgment when making certain of these determinations. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such determination.

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Historical Levels of the Index of any Index Component Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Notes—The actual performance of the Index or any Index Component over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the Index or the Index Components, which have been highly volatile.

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Commodity Prices May Change Unpredictably, Affecting the Level of the Index and the Value of Your Notes in Unforeseeable Ways—Trading in futures contracts on physical commodities, including trading in the contracts comprising the Index Components, is speculative and can be extremely volatile. Market prices of those contracts may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the closing levels of the Index Components, and therefore the level of the Index and the value of your Notes, in varying ways, and different factors may cause the prices of the contracts comprising the Index Components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

The prices of commodities, including the underlying commodities, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. In particular, recent growth in industrial production and gross domestic product has made China an oversized user of commodities and has increased the extent to which certain commodities rely on the Chinese markets. Political, economic and other developments that affect China may affect the value of the underlying commodities and, thus, the value of your Notes. Because certain of the underlying commodities may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply related events in such countries could have a disproportionate impact on the prices of such commodities and therefore, the level of the Index Components and your Notes.

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You Will Not Receive Interest Payments on the Notes or Have Rights in the Index Components—You will not receive any periodic interest payments on the Notes. As a holder of the Notes, you will not have any rights in the futures contracts that comprise the Index Components. Your Notes will be paid in cash, and you will have no right to receive delivery of any underlying commodity.

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Changes in Law or Regulation Relating to Commodity Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on your Notes—Commodity futures contracts such as those included in the Reference Asset are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been proposed but not yet adopted, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts, including the Reference Asset, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

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There are Potential Conflicts of Interest Between You and the Calculation Agent—Initially, Barclays Bank PLC will serve as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Notes at maturity or upon redemption and determine the existence of an Intraday Trigger Event and the Intraday Trigger Event Amount by calculating the intraday indicative value and the final intraday level of the Notes. For more information regarding the risks associated with determining the intraday indicative value and the final intraday level of the Notes, see “The Calculation Agent Has Discretion in Certain Instances to Determine the Intraday Indicative Value of the Index By Reference to Prices That May Not Be as Reliable or Liquid in Periods of Market Disruption and That You May Not Be Able to Independently Verify. These Determinations May Create Potential Conflicts of Interest Between You and the Calculation Agent” below. If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the Notes. If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a note market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a note market disruption event has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

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As Index Sponsor, Barclays Capital, a Division of Barclays Bank PLC, Will Have the Authority to Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—Barclays Capital, a division of Barclays Bank PLC, is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed in “Description of the Reference Asset—The Index—Modifications to the Index” in this pricing supplement , the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Notes. The role played by the index sponsor, and the exercise of the kinds of discretion described above and in “Description of the Reference Asset—The Index—Modifications to the Index” could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, of which the index sponsor is a division, is the issuer of the Notes. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

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Suspension or Disruption of Market Trading May Adversely Affect the Value of Your Notes—The level of the Index is linked to the levels of the Index Components, which are in turn linked to the prices of futures contracts on the underlying commodities. The markets on which those contracts trade are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, the U.S. futures exchanges on which the contracts trade have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits”, and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the level of the Index Components and, therefore, the value of your Notes. Moreover, if such circumstances occur, they may have the effect of triggering the occurrence of an Intraday Trigger Event; for more information on the risks associated with an Intraday Trigger Event, see “The Occurrence of an Intraday Trigger Event May Adversely Affect the Value of, and the Ability to Sell, the Notes”, “If an Intraday Trigger Event Occurs, Your Payment at Maturity May be Less, and Possibly Significantly Less, than 50% of the Principal Amount of your Notes” and “The Calculation Agent Has Discretion in Certain Instances to Determine the Intraday Indicative Value of the Index By Reference to Prices That May Not Be as Reliable or Liquid in Periods of Market Disruption and That You May Not Be Able to Independently Verify. These Determinations May Create Potential Conflicts of Interest Between You and the Calculation Agent” below.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. Please see the discussion under “Certain U.S. Federal Income Tax Considerations” above . You should tax consult your advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning the Notes in your particular circumstances.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide sufficient liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

Description of the Reference Asset

The Index

The Barclays Capital Commodity Strategy 1592 Excess Return Index (the “Index”) seeks to capture returns from the potential relative outperformance of notional weighted long positions in certain Modified Single Commodity Indices compared with equivalent notional weighted short positions in corresponding Single Commodity Indices (each, an “Index Component” and collectively, the “Index Components”), as described further below.

The Modified Single Commodity Indices and the Single Commodity Indices are each composed of exchange-traded futures contracts on physical commodities, which are each rolled on a pre-determined schedule. As described further in the section entitled “The Commodity Futures Markets” below, futures contracts are, by their terms, subject to expiration and investors seeking to maintain exposure to a particular futures contract are required to close out their position in the expiring futures contract and establish a new position in a futures contract with a later expiry date, a process referred to as “rolling”. Traditional commodity indices, including the Single Commodity Indices, roll their position in the underlying futures contract to the “next nearby” futures contract (or the contract closest to expiration that satisfies their pre-determined roll schedule). By comparison, the Modified Single Commodity Indices roll their position using a similar strategy, but modified to roll their position approximately two weeks earlier than the Single Commodity Indices (the “Modified Single Commodity Strategy”).

The target weights of each of the Index Components are set forth in Table 1 below. Each of the Index Components is linked to a futures contract, or, during a roll period, to more than one futures contract, for one of the seven commodities listed below. The Index takes leveraged “long” positions in the Modified Single Commodity Indices, which have positive target weights within the Index, and leveraged “short” positions in the Single Commodity Indices, which have a corresponding negative target weight within the Index. As described further in “Calculation of the Index” below, the level of the Index generally reflects the difference between the returns on the Modified Single Commodity Indices and the Single Commodity Indices. Therefore, if the Modified Single Commodity Indices increase relative to the Single Commodity Indices, this will generally increase the level of the Index and thus the value of your Securities. Conversely, if the Modified Single Commodity Indices decrease relative to the Single Commodity Indices, this will generally decrease the level of the Index and thus the value of your Securities.

The Index uses leverage to increase its exposure to the underlying Modified Single Commodity Indices and Single Commodity Indices. The leverage factor is 400%, which means that the base weight of each Index Component is increased by a factor of four to reach its target weight. As such, changes in the value of the Index Components will contribute to changes in the value of the Index by approximately four times the change expected if a leverage factor had not been used.

Table 1: Index Components and Target Weights

	Modified Single Commodity Indices				Single Commodity Indices
Commodity	Name	Base Weight	Target Weight	Bloomberg Ticker	Name	Base Weight	Target Weight	Bloomberg Ticker
WTI Crude (Reduced Roll)	Barclays Capital WTI Crude Reduced Roll Nearby Pre-Pre Roll ER	25.0%	100.0%	BCC2RWFP Index	Barclays Capital WTI Crude Reduced Roll Nearby ER	-25.0%	-100.0%	BCC2RW0P Index
Brent Crude (Reduced Roll)	Barclays Capital Brent Crude Reduced Roll Nearby Pre-Pre Roll ER	12.5%	50.0%	BCC2RCFP Index	Barclays Capital Brent Crude Reduced Roll Nearby ER	-12.5%	-50.0%	BCC2RC0P Index

Natural Gas (Reduced Roll)	Barclays Capital Natural Gas Reduced Roll Nearby Pre-Pre Roll ER	12.5%	50.0%	BCC2RGFP Index	Barclays Capital Natural Gas Reduced Roll Nearby ER	-12.5%	-50.0%	BCC2RG0P Index
Sugar	Barclays Capital Sugar Nearby Pre-Pre Roll ER	12.5%	50.0%	BCC2SBFP Index	Barclays Capital Sugar Nearby ER	-12.5%	-50.0%	BCC2SB0P Index
Lean Hogs	Barclays Capital Lean Hogs Nearby Pre-Pre Roll ER	12.5%	50.0%	BCC2LHFP Index	Barclays Capital Lean Hogs Nearby ER	-12.5%	-50.0%	BCC2LH0P Index
Wheat	Barclays Capital Wheat Nearby Pre-Pre Roll ER	12.5%	50.0%	BCC2WHFP Index	Barclays Capital Wheat Nearby ER	-12.5%	-50.0%	BCC2WH0P Index
Zinc (Reduced Roll)	Barclays Capital Zinc Reduced Roll Nearby Pre-Pre Roll ER	12.5%	50.0%	BCC2RZFP Index	Barclays Capital Zinc Reduced Roll Nearby ER	-12.5%	-50.0%	BCC2RZ0P Index
Sum		100%	400%			-100%	-400%

The contract unit of the related futures contract for each commodity underlying each of the Index Components is set forth in Table 2 below. The closing price of each futures contract is calculated by the related commodities exchange and reported on Bloomberg and Reuters under the symbols set out below.

Table 2: Commodities Exchanges, Contract Units, Reuters Symbol and Bloomberg Symbol for Each Futures Contract

Futures Contract	Commodities Exchange	Contract Units	Quote	Reuters	Bloomberg

Light, Sweet Crude Oil	New York Mercantile Exchange (“NYMEX”) [1]	1,000 barrels	USD/barrel	CL	CL
Brent Crude	ICE Futures Europe[2]	1,000 barrels	USD/barrel	CO	CO

Henry Hub Natural Gas	NYMEX[1]	10,000 mmbtu	USD/mmbtu	NG	NG

Zinc (Special High Grade)	London Metal Exchange (“LME”)	25 metric tons	USD/metric ton	MZN	LX

Wheat	Chicago Board of Trade[3]	5,000 bushels	U.S. cents/bushel	W	W

Sugar No. 11	ICE Futures U.S. [2]	112,000 lbs	U.S. cents/pound	SB	SB

Lean Hogs	Chicago Mercantile Exchange[3]	40,000 lbs	U.S. cents/pound	LH	LH

1	The New York Mercantile Exchange (“NYMEX”) located in New York City. On August 22, 2008, the CME Group completed its acquisition of NYMEX Holdings Inc.
2	The Intercontinental Exchange (“ICE”). The New York Cotton Exchange is a division of the New York Board of Trade (NYBOT). Effective January 12, 2007, the New York Board of Trade (NYBOT) was merged with and into, and is now a wholly-owned subsidiary of, the ICE.
3	Effective July 12, 2007, CBOT Holdings, Inc. was merged with and into Chicago Mercantile Exchange Holdings Inc. Immediately following the merger, the name of the company was changed from “Chicago Mercantile Exchange Holdings Inc.” to “CME Group Inc.” The CME Group will continue as the unified parent of both the Chicago Mercantile Exchange (“CME”) and the Chicago Board of Trade (“CBOT”), though the CME Group has stated that the CME and the CBOT will continue to have separate rulebooks. As of the completion of the merger there were no changes in CME and CBOT market rules and regulations.

The Index is maintained and calculated by Barclays Capital (the “index sponsor”), a division of Barclays Bank PLC, and is denominated in U.S. dollars. The index sponsor calculates the level of the Index at the close of business, New York time, on each Index Business Day with respect to the prior Index Business Day. The level of the Index is reported on Bloomberg under the ticker BXCS1592 Index or any successor thereto. An “Index Business Day” is a day on which the Index (as well as each of the Index Components) is calculated, as determined by the NYSE Euronext Holiday & Hours schedule, as published on http://www.nyse.com/about/newsevents/1176371176373.html or any successor website thereto. Any deviation from such Index Business Day schedule will be announced by the index sponsor.

Commodity Futures Markets

Futures contracts on physical commodities are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, the futures contract included in each Modified Single Commodity Index and Single Commodity Index is an exchange-traded futures contract. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity must close out its position in the expiring contract (the “Nearby Futures Contract”) and establish a new position in a contract with a later-dated delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month may, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This would “roll” the November position into a December position, and, when the November contract expires, the market participant would still have a long position in the first nearby delivery month.

Roll yield is generated as a result of holding futures contracts. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in “backwardation”, and positive roll yield may be generated when higher-priced near-term futures contracts are “sold” to “buy” and hold lower priced longer-dated contracts. When the opposite is true and longer-dated contracts are priced higher than the nearer contracts and spot prices, the market is in “contango”, and negative roll yields may result from the “sale” of lower priced near-term futures contracts to “buy” and hold higher priced longer-dated contracts.

Traditional commodity indices generally roll into the futures contract expiring in the next nearest delivery month (or the contract closest to expiration that satisfies such indices’ pre-determined roll schedule) (each such contract, a “Next Nearby Futures Contract”). The Single Commodity Indices roll into futures contracts according to their pre-determined schedule, over the fifth through the ninth Index Business Days of each month. By comparison, each Modified Single Commodity Index rolls into futures contracts according to its pre-determined schedule, over the business days beginning the tenth Index Business Day and ending on the seventh Index Business Day prior to the first roll day of the roll period of the corresponding Single Commodity Index. For example, in February 2012, the WTI Crude Single Commodity Index will roll out of the March futures contract into the May futures contract beginning on February 7, 2012 and ending on February 13, 2012, while the WTI Crude Modified Single Commodity Index will roll out of and into the same futures contracts beginning on January 24, 2012 and ending on January 27, 2012.

The return from investing in a futures contract derives from the price return (changes in the price of the relevant futures contract), the roll yield, and any interest earned on the cash deposited as the initial margin for the purchase of the relevant futures contract (the “Treasury bill return”). A total return index comprised of futures contracts reflects returns from all three sources—price return, roll yield, and Treasury Bill return. An excess return index comprised of futures contracts reflects the price return and the roll return of the relevant futures contract but does not include Treasury bill return.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

Calculation of the Index

The level of the Index is deemed to have been 100.0000 on January 31, 2000, which we refer to as the “index commencement date”. On any given Index Business Day, the Index level (“ERt”) is equal to:

where:

“i” means the Index Component i;

“n” means the number of Index Components in the Index, which is equal to 14;

“t” means the Index Business Day t;

“t-1” means the Index Business Day immediately prior to the Index Business Day t;

“Leveli,t ” means the official level of Index Component i published and calculated by the index sponsor on Index Business Day t;

“Leveli, t-1” means the official level of Index Component i published and calculated by the index sponsor on Index Business Day t-1 (in other words, the official level of Index Component i on the Index Business Day immediately prior to the Index Business Day t);

and where:

“R” means the Rebalancing Date (as defined below) immediately preceding Index Business Day t;

“d” means the relevant Observation Date (as defined below) d immediately preceding Rebalancing Date R;

“Target Weighti” means the Target Weight of Index Component i;

“Index Leveld” means the Index level on Observation Date d; and

“Pricei,d” means the official level of Index Component i published and calculated by the index sponsor on Observation Date d.

The level of the Index is rounded to seven significant figures (with halves rounded up).

The Single Commodity Indices

Each Barclays Capital Single Commodity Excess Return Index (each a “Single Commodity Index” and together, the “Single Commodity Indices”) included in the Index reflects the returns available by maintaining a rolling position in the related futures contract in Table 3(a) below.

Each Single Commodity Index is composed of a single commodity futures contract that, prior to the Standard Roll Period (as described below), is the futures contract set forth in Table 3(a) below for that month (the “Standard Current Futures Contract”). Each Single Commodity Index maintains its exposure to the related commodity futures contract by closing out its position in the Standard Current Futures Contract and establishing a new position in the futures contract set forth in Table 3(a) below for the next succeeding month during the Standard Roll Period (the “Standard Roll Futures Contract”). Subject to the occurrence of a Standard Roll Adjustment Event, each Single Commodity Index rolls from the Standard Current Futures Contract to the Standard Roll Futures Contract from the fifth to the ninth Index Business Days of each month (the “Standard Roll Period” and each such day, a “Standard Roll Day”).

Table 3(a): Standard Roll Schedule for the Single Commodity Indices

Single Commodity Index	Futures Contract	Futures contract delivery months as at the first index business day of each month
		Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Barclays Capital WTI Crude Reduced Roll Nearby ER	Light, Sweet Crude Oil	H	H	K	K	N	N	U	U	X	X	F	F
Barclays Capital Brent Crude Reduced Roll Nearby ER	Brent Crude	H	K	K	N	N	U	U	X	X	F	F	H
Barclays Capital Natural Gas Reduced Roll Nearby ER	Henry Hub Natural Gas	H	H	K	K	N	N	U	U	X	X	F	F
Barclays Capital Sugar Nearby ER	Sugar No. 11	H	H	K	K	N	N	V	V	V	H	H	H
Barclays Capital Lean Hogs Nearby ER	Lean Hogs	G	J	J	M	M	N	Q	V	V	Z	Z	G
Barclays Capital Wheat Nearby ER	Wheat	H	H	K	K	N	N	U	U	Z	Z	Z	H
Barclays Capital Zinc Reduced Roll Nearby ER	Zinc (Special High Grade)	H	H	K	K	N	N	U	U	X	X	F	F

Table 3(b): Contract Delivery Month Letters

Table 3(b) below lists the delivery months associated with each letter in Table 3(a) above. For example, in Table 3(a), the eligible delivery months for the Standard Roll Futures Contract for WTI Crude will be any of the following: the futures contract that expires in March, May, July, September, November or January based on the delivery months associated with the letters H, K, N, U, X or F in Table 3(a).

Delivery Month	Letter	Delivery Month	Letter	Delivery Month	Letter
January	F	May	K	September	U
February	G	June	M	October	V
March	H	July	N	November	X
April	J	August	Q	December	Z

For example, on the first Index Business Day of February, the Barclays Capital WTI Crude Reduced Roll Nearby ER (the “WTI Crude Index”) is composed of the Light, Sweet Crude Oil futures contract with a delivery month of March. During the February Standard Roll Period, the WTI Crude Index maintains its exposure to the Light, Sweet Crude Oil futures contract by closing out its position in the Light, Sweet Crude Oil futures contract with a delivery month of March and establishing a new position in the Light, Sweet Crude Oil futures contract with delivery month of May.

Each Single Commodity Index is an excess return index reflecting the price return and roll return of the relevant futures contract but not the Treasury Bill return.

Each Single Commodity Index is maintained and calculated by the index sponsor, and is denominated in U.S. dollars. The index sponsor calculates the level of each Single Commodity Index at the close of business, New York time, on each Index Business Day with respect to the prior Index Business Day. The level of each Single Commodity Index is reported on Bloomberg under the tickers set forth on Table 2 on page PS-17.

Calculation of Each Single Commodity Index

The level of each Single Commodity Index is deemed to have been 100.0000 on December 31, 1998, which we refer to as the “Single Commodity Index Commencement Date”. On any given Index Business Day, the level of each Single Commodity Index is equal to:

ERt = ERt -1 × (1+ PRt)

where:

“ERt” means the Single Commodity Index level on Index Business Day t;

“ERt-1” means the Single Commodity Index level on the Index Business Day that immediately precedes Index Business Day t; and

“PRt” means the daily price return of the Standard Current Futures Contract on Index Business Day t calculated using the formulae below.

The Single Commodity Index level is rounded to seven significant figures (with halves rounded up).

The daily price return (“PRt”) on any given Index Business Day outside of the Standard Roll Period is calculated as follows:

where:

“PRt ” means the daily price return of the Standard Current Futures Contract on Index Business Day t;

“Pk,t ” means the closing price for the Standard Current Futures Contract on Index Business Day t; and

“Pk,t-1” means the closing price for the Standard Current Futures Contract on the Index Business Day that immediately precedes Index Business Day t.

The daily price return (“PRt”) on any given Index Business Day during the Standard Roll Period is calculated as follows:

where:

“PRt ” means the daily price return of the Standard Current Futures Contract and Standard Roll Futures Contract on Index Business Day t;

“CWk,t-1” means, subject to the occurrence of a Standard Roll Adjustment Event, the contract weight for the Standard Current Futures Contract on the Index Business Day that immediately precedes Index Business Day t; the contract weight for the Standard Current Futures Contract is equal to 1.0 at the start of each month and is reduced by one fifth on each Standard Roll Day, starting on the first Standard Roll Day, such that on the last Standard Roll Day during the Standard Roll Period, it is equal to 0.0;

“Pk,t ” means the closing price for the Standard Current Futures Contract on Index Business Day t;

“Pk,t-1” means the closing price for the Standard Current Futures Contract on the Index Business Day that immediately precedes Index Business Day t;

“P’k,t ” means the closing price for the Standard Roll Futures Contract on Index Business Day t; and

“P’k,t-1” means the closing price for the Standard Roll Futures Contract on the Index Business Day that immediately precedes Index Business Day t.

Roll Adjustments

If, on any Index Business Day during a Standard Roll Period, a “Standard Roll Adjustment Event” occurs, then the contract weight for the Standard Current Futures Contract will not decrease by one fifth, and the portion of the roll that would otherwise have taken place on such Index Business Day (the “Standard Deferred Portion”) will roll on the next Index Business Day on which no Standard Roll Adjustment Event is occurring. If Standard Roll Adjustment Events occur on successive Index Business Days during the Standard Roll Period, then all Standard Deferred Portions will roll on the next Index Business Day on which no Standard Roll Adjustment Event is occurring. If such next Index Business Day is also a Standard Roll Day, then both the Standard Deferred Portion(s) and the portion scheduled to roll on such Standard Roll Day will roll on such next Index Business Day. If the roll of the Standard Current Futures Contract into the Standard Roll Futures Contract is not completed during the Standard Roll Period as a result of the occurrence of one or more Standard Roll Adjustment Events on one or more Standard Roll Days, then the Standard Deferred Portion(s) will roll on the first Index Business Day after the Standard Roll Period on which no Standard Roll Adjustment Event is occurring.

Any of the following will constitute a “Standard Roll Adjustment Event”:

•	the relevant commodities exchange or other price source is not open for trading;

•	a failure by the relevant commodities exchange or other price source to announce or publish the closing price(s) for the relevant futures contract(s);

•	a material limitation, suspension, or disruption of trading in the relevant futures contract;

•

the closing price(s) for the relevant futures contract(s) is a “limit price”, which means that the closing price has increased or decreased from the previous day’s closing price by the maximum amount permitted under the relevant commodity exchange rules; or

•

any other event that the index sponsor determines may materially interfere with the ability of participants on the applicable exchange to acquire, establish, re-establish, substitute, maintain, unwind or dispose of positions in the relevant futures contracts or the proper functioning of the relevant commodities exchange.

The Modified Single Commodity Indices

Each Barclays Capital Single Commodity (Modified Roll) Excess Return Index (each a “Modified Single Commodity Index” and together, the “Modified Single Commodity Indices”) included in the Index reflects the returns available by maintaining a rolling position in the related futures contract in Table 4(a) below.

Each Modified Single Commodity Index is composed of a single commodity futures contract that, prior to the Modified Roll Period (as described below), is the futures contract set forth in Table 4(a) below for that month (the “Modified Current Futures Contract”). Each Modified Single Commodity Index maintains its exposure to the related commodity futures contract by closing out its position in the Modified Current Futures Contract and establishing a new position in the futures contract set forth in Table 4(a) below for the next succeeding month during the Modified Roll Period (the “Modified Roll Futures Contract”). Subject to the occurrence of a Modified Roll Adjustment Event, each Modified Single Commodity Index rolls from the Modified Current Futures Contract to the Modified Roll Futures Contract beginning on the tenth Index Business Day and ending on the seventh Index Business Day prior to the first Standard Roll Day of the Standard Roll Period of the Single Commodity Indices for the succeeding month (the “Modified Roll Period” and each such day, a “Modified Roll Day”).

Table 4(a): Modified Roll Schedule for the Modified Single Commodity Indices

Modified Single Commodity Index	Futures Contract	Futures contract delivery months as at the first index business day of each month
		Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Barclays Capital WTI Crude Reduced Roll Nearby Pre-Pre Roll ER	Light, Sweet Crude Oil	H	K	K	N	N	U	U	X	X	F	F	H
Barclays Capital Brent Crude Reduced Roll Nearby Pre-Pre Roll ER	Brent Crude	K	K	N	N	U	U	X	X	F	F	H	H
Barclays Capital Natural Gas Reduced Roll Nearby Pre-Pre Roll ER	Henry Hub Natural Gas	H	K	K	N	N	U	U	X	X	F	F	H
Barclays Capital Sugar Nearby Pre-Pre Roll ER	Sugar No. 11	H	K	K	N	N	V	V	V	H	H	H	H
Barclays Capital Lean Hogs Nearby Pre-Pre Roll ER	Lean Hogs	J	J	M	M	N	Q	V	V	Z	Z	G	G
Barclays Capital Wheat Nearby Pre-Pre Roll ER	Wheat	H	K	K	N	N	U	U	Z	Z	Z	H	H
Barclays Capital Zinc Reduced Roll Nearby Pre-Pre Roll ER	Zinc (Special High Grade)	H	K	K	N	N	U	U	X	X	F	F	H

Table 3(b) above lists the delivery months associated with each letter in 4(a) above.

Each Modified Single Commodity Index is an excess return index reflecting the price return and roll return of the relevant futures contract but not the Treasury Bill return.

Each Modified Single Commodity Index is maintained and calculated by the index sponsor, and is denominated in U.S. dollars. The index sponsor calculates the level of each Modified Single Commodity Index at the close of business, New York time, on each Index Business Day with respect to the prior Index Business Day. The level of each Modified Single Commodity Index is reported on Bloomberg under the tickers set forth on Table 2 on page PS-17.

Calculation of Each Modified Single Commodity Index

The level of each Modified Single Commodity Index is deemed to have been 100.0000 on December 31, 1998, which we refer to as the “Modified Single Commodity Index Commencement Date”. Each Modified Single Commodity Index is calculated in exactly the same manner as the Single Commodity Indices, with the exception that each Modified Single Commodity Index rolls into futures contracts approximately two weeks earlier compared to the Single Commodity Indices, during the Modified Roll Period.

Modified Roll Adjustments

If, on any Index Business Day during a Modified Roll Period, a “Modified Roll Adjustment Event” occurs, then the contract weight for the Modified Current Futures Contract will not decrease by one quarter, and the portion of the roll that would otherwise have taken place on such Index Business Day (the “Modified Deferred Portion”) will roll on the next Index Business Day on which no Modified Roll Adjustment Event is occurring. If Modified Roll Adjustment Events occur on successive Index Business Days during the Modified Roll Period, then all Modified Deferred Portions will roll on the next Index Business Day on which no Modified Roll Adjustment Event is occurring. If such next Index Business Day is also a Modified Roll Day, then both the Modified Deferred Portion(s) and the portion scheduled to roll on such Modified Roll Day will roll on such next Index Business Day. If the roll of the Modified Current Futures Contract into the Modified Roll Futures Contract is not completed during the Modified Roll Period as a result of the occurrence of one or more Modified Roll Adjustment Events on one or more Modified Roll Days, then the Modified Deferred Portion(s) will roll on the first Index Business Day after the Modified Roll Period on which no Modified Roll Adjustment Event is occurring. Any event that constitutes a Standard Roll Adjustment Event will also constitute a “Modified Roll Adjustment Event”.

Rebalancing of the Index

The Index seeks to capture the potential relative outperformance of notional long positions in seven Modified Single Commodity Indices and equivalent notional short positions in the seven corresponding Single Commodity Indices, in each case according to the target weights specified in Table 1 above. As such, the relative weights of each Modified Single Commodity Index and corresponding Single Commodity Index may differ on any Index Business Day as a result of differences in the performance of the underlying futures contracts. In order to try to minimize potential percentage weighting differences, the Index rebalances the actual weights of the Index Components on the last Index Business Day of each calendar month (the “Rebalancing Date”) to target the relative weights listed above. We refer to the Index Business Day immediately preceding the relevant Rebalancing Date as the “Observation Date”.

If, on any Rebalancing Date, an Index Disruption Event occurs or is continuing with respect to an Index Component, then the rebalancing with respect to all the Index Components shall be postponed to the next Index Business Day on which there is no Index Disruption Event for the Index Components. For the avoidance of doubt, all Index Components in respect of which no Index Disruption Event is occurring or continuing on any Rebalancing Date, shall be rebalanced on that date.

Historical Index Levels

The Index is maintained and calculated by Barclays Capital, a division of Barclays Bank PLC. The following table and graph illustrate how the Index has performed since the index commencement date.

The Index was launched on October 4, 2010. All data relating to the period prior to the launch of the Index is an historical estimate by the index sponsor using available data about the closing prices of futures contracts underlying the Index Components during the pre-launch period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance of the Index.

The historical and hypothetical performance of the Index should not be taken as an indication of future performance, and no assurance can be given that the level of the Index will increase or not decrease sufficiently to cause holders of the Notes to receive a payment at maturity equal to or in excess of the principal amount of such Notes.

Date	Closing Level
31-Jan-00	100
31-Jan-01	110.8577
31-Jan-02	127.9624
31-Jan-03	141.8502
2-Feb-04	159.9822
31-Jan-05	219.7751
31-Jan-06	255.9085
31-Jan-07	287.6374
31-Jan-08	324.8279
2-Feb-09	370.9695
1-Feb-10	455.1139
31-Jan-11	480.2054
11-May-11	515.4420

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Modifications to the Index or the Index Components

The index sponsor does not presently intend to modify the Index or any of the Single Commodity Indices or Modified Single Commodity Indices (each, a “Sponsored Index” and, collectively, the “Sponsored Indices”). However, under certain circumstances described in this section, the index sponsor may, in its sole discretion and in a commercially reasonable manner, make modifications to the Sponsored Indices. The index sponsor will promptly publish any such modifications on http://www.barcap.com/indices/.

Index Disruption Events

If, on any Index Business Day, an “Index Disruption Event” (as defined below) occurs that, in the sole discretion of the index sponsor, affects any Sponsored Index, the index sponsor may:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate such Sponsored Index as the index sponsor considers necessary in order to maintain the objectives of such Sponsored Index, or (b) the level of such Sponsored Index as the index sponsor considers appropriate;

•

defer publication of the level of such Sponsored Index and any other information relating to such Sponsored Index until it determines, in its sole discretion, that no Index Disruption Event is occurring;

•

replace the commodity futures contract included in such Sponsored Index with any successor commodity futures contract(s) that the index sponsor considers appropriate for the purposes of continuing such Sponsored Index;

•	defer or suspend publication of the Sponsored Index in its sole discretion at any time; and/or

•	discontinue supporting such Sponsored Index or terminate the calculation of the level of such Sponsored Index and the publication of such level.

Any of the following will be an “Index Disruption Event”:

•

a material limitation, suspension or disruption in the trading of the commodity futures contracts underlying the Sponsored Index (including, but not limited to, (a) the relevant commodity exchange or other price source is not open for trading, (b) a failure by the relevant commodity exchange or other price source to announce or publish the closing price for such commodity futures contracts, (c) the closing price for such commodity futures contracts is a “limit price”, which means that the closing price has increased or decreased from the previous day’s closing price by the maximum amount permitted under the relevant commodity exchange rules), or (d) any other event that the index sponsor determines may materially interfere with the ability of participants on the relevant commodity exchange to acquire, establish, re-establish, substitute, maintain, unwind or dispose of positions in such commodity futures contracts or the proper functioning of the relevant commodity exchange;

•

the index sponsor determines, in its sole discretion, that any of the Index Components or underlying futures contracts has ceased (or will cease) to be liquid, traded and/or publicly quoted for any reason in a manner acceptable to the index sponsor;

•

the index sponsor determines, in its sole discretion, that (a) a change in the quality, construction, composition, or calculation methodology of the closing price of such futures contracts has occurred, and/or (b) any event or measure that results in such futures contracts being changed or altered has occurred;

•

the index sponsor deems it necessary, at any time and in its sole discretion, to replace such futures contract(s) with an appropriate successor or appropriate successors in order to maintain the objectives of the relevant Sponsored Index;

•

the index sponsor determines, at any time, that it is necessary to adjust the level of a Sponsored Index as a result of a change in taxation (including, but not limited to, any tax imposed on the index sponsor or its affiliates in relation to a Sponsored Index);

•	it is necessary to adjust the value of the change the related futures contracts or Index Components or the methodology used to compose or calculate the related Sponsored Index;

•	an Index Force Majeure Event, as defined below, that lasts for at least 10 consecutive calendar days; and/or

•

any other event that would make the calculation of a Sponsored Index impossible or infeasible, technically or otherwise, or that makes such Sponsored Index non-representative of market prices or undermines the objectives of such Sponsored Index or the reputation of such Sponsored Index as a fair and tradable benchmark.

The following event will not be an Index Disruption Event:

•

a limitation on the hours or numbers of days of trading on the relevant exchanges, trading facilities or markets, but only if the limitation results from an announced change in the regular business hours of the relevant exchanges, trading facilities or markets.

Index Force Majeure Events

If, on any Index Business Day, an “Index Force Majeure Event” occurs that, in the sole discretion of the index sponsor, affects a Sponsored Index, the index sponsor may, in order to take into account such Index Force Majeure Event:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate such Sponsored Index as the index sponsor considers necessary in order to maintain the objectives of such Sponsored Index, or (b) the value or level of such Sponsored Index as the index sponsor considers appropriate; and/or

•

defer publication of the value or level of such Sponsored Index and any other information relating to such Sponsored Index until it determines, in its sole discretion, that no Index Force Majeure Event is occurring.

An “Index Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects any Sponsored Index and/or underlying futures contracts.

Change in Methodology

While the index sponsor currently employs the methodology described in this pricing supplement to calculate the Sponsored Indices, from time to time it may be necessary to modify the methodology (including the information or inputs on which the Sponsored Indices are based). The index sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner. Where the index sponsor elects to make a modification or change in the methodology, the index sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the methodology described above.

Termination

The index sponsor may, in its sole discretion, at any time and without notice, terminate the calculation and publication of the value or level of any Sponsored Index.

Cancellation

If on any Index Business Day the value of the Index becomes less than 10 (ten), the index sponsor may, in its sole discretion, (a) set the target weights for the Index Components in respect of the next and all following Rebalancing Dates to zero and (b) cease publication of the value of the Index from the Index Business Day following the next Rebalancing Date (subject to the occurrence of certain Disruption Events).

Errors

The index sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Sponsored Indices, including but not limited to their values or levels, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the index sponsor will not adjust or correct any previously published values or levels other than in cases of manifest error.

Adjustments

The index sponsor may, at any time and without notice, change the name of the Sponsored Indices, the place and time of the publication of their values or levels and the frequency of publication of their values or levels.

Disclaimer

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the index level (or failure to publish such value) and any use to which any person may put the Index or the index level. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the index level, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

Change in Law Redemption Event

Upon the occurrence of a Change in Law that, in our sole determination, would, or is reasonably likely to: (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations under the Notes; or (ii) restrict our ability, or make it reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part) in accordance with the provisions set forth herein.

For purposes of the above, “Change in Law” means (i) the adoption of, or change in, any applicable law, rule, regulation, or order by any court, tribunal, regulatory authority or exchange, or (ii) the promulgation or withdrawal of, or any change in, the interpretation by any court, tribunal, regulatory authority or exchange, or the issuance, revocation or modification of any applicable law, rule, regulation, order, exemption, position limit or “no-action” position of any regulatory authority or exchange, with competent jurisdiction of any applicable law, rule or regulation, interpretation, order or position occurring, in each case as set forth in (i) and (ii)

above, after the pricing date. For the avoidance of doubt, if a Change in Law becomes effective only after a specified transition period, the occurrence of a Change in Law is not the date on which such Change in Law becomes effective but rather the date on which the Change in Law was officially adopted or enacted by the relevant body.

Hedging Disruption Redemption Event

We may, but are not obligated to, redeem the Notes in whole (but not in part) at our sole discretion upon the occurrence of a Hedging Disruption Event. A “Hedging Disruption Event” means that we determine that we or our affiliates are unable or will become unable, after using commercially reasonable efforts, to either: (a) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any (i) positions or contracts in securities, options, futures, derivatives or foreign exchange, (ii) loans of stock or other securities or (iii) (without limiting the generality of the foregoing) any other instruments or arrangements, in each case of (i) through (iii), the purpose of which is to hedge, individually or on a portfolio basis, a portion or all of our obligations under the Notes (each, a “Hedge Position” and collectively, the “Hedge Positions”), including, without limitation, where such Hedge Positions would contribute to the breach of applicable position limits set by any regulatory or self-regulatory body, including any exchange or trading facility, whether on a standalone basis or as a result of any adjustment(s) to the commodity exposure incurred by us under the Notes; or (b) freely realize, recover, receive, repatriate, remit or transfer the proceeds of the Hedge Positions or the Notes.

Redemption Notice

If we elect to redeem the Notes following a Change in Law Redemption Event or a Hedging Disruption Event, we will deliver written notice as promptly as possible of such election to redeem to the Depository Trust Company (“DTC”) and to The Bank of New York Mellon, the trustee under the Senior Debt Indenture dated September 16, 2004 (the “Trustee”) (the date of such delivery being the “Notice Date”). In this scenario, the final valuation date will be deemed to be the Notice Date, and the Notes will be redeemed on the fifth business day following such deemed final valuation date, subject to market disruption events, at an amount equal to the redemption amount.

Intraday Trigger Event

An “Intraday Trigger Event” will occur when the intraday indicative value of the Index is less than 50% of the initial level. The “intraday indicative value” of the Index on the Intraday Trigger Event Day will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, on the basis of the latest available quotations for the intraday prices of the relevant commodities and futures contracts in accordance with the methodology described below under “— Methodology to Determine Intraday Prices”. Notwithstanding the occurrence of an Index Market Disruption Event or a Note Market Disruption Event, if an Intraday Trigger Event occurs, the final valuation date will be accelerated to the Intraday Trigger Event Day and you will receive the Intraday Trigger Event Amount at maturity (as defined on the cover page of this pricing supplement). The date of the Intraday Trigger Event will be the Intraday Trigger Event Day.

Methodology to Determine Intraday Prices

In order to determine whether an Intraday Trigger Event has occurred and to calculate the Intraday Trigger Event Amount, the calculation agent will determine the latest available quotations for the intraday prices of the relevant underlying commodities, at the relevant times, in accordance with the following methodology:

1.	first, if the relevant futures contract for the relevant underlying commodity is actively traded, as determined by the calculation agent in its reasonable discretion, and intraday prices for that contract are publicly available, the calculation agent will use the current intraday price, as published for that contract by the relevant futures exchange;

2.	second, if the relevant futures contract is not being actively traded, as determined by the calculation agent in its reasonable discretion, or if intraday prices for that contract are unavailable for any reason, the calculation agent will determine the value of the relevant underlying commodities in good faith by reference to (a) tradable prices for over-the-counter derivatives relating to the same underlying commodities and having economic terms that replicate as closely as possible the underlying futures contracts, all as quoted by recognized brokers and dealers in the relevant market or (b) other tradable futures contracts on the same commodities traded on different exchanges or in different markets; and

3.	third, if the calculation agent is unable to determine the value of the relevant underlying commodities by reference to prices in the over-the-counter derivatives market or other futures markets, then the calculation agent will determine, in its sole discretion, acting in good faith and a commercially reasonable manner, an appropriate value for the relevant underlying commodities. In doing so, the calculation agent may imply a value for such underlying commodities by reference to one or more sources of information that, in the calculation agent’s sole discretion, can serve as a reasonable “proxy” for determining the value of the relevant commodities, including, without limitation, the price of another commodity futures contract on a related commodity that correlates with the relevant commodity futures contract.

Consequences of an Intraday Indicative Value of Less Than 50% of Initial Level During the Occurrence of a Note Market Disruption Event

If (a) a note market disruption event has occurred and is continuing that results in postponing the final valuation date and the maturity date and (b) during such postponement, the calculation agent observes that the intraday indicative value of the Index is less than 50% of the initial level on the same basis for determining the occurrence of an Intraday Trigger Event (as described above), the calculation agent may, acting in good faith and in a commercially reasonable manner, determine that an Intraday Trigger Event has occurred and the investor shall receive the Intraday Trigger Event Amount at maturity (as postponed). In order to calculate such intraday prices, the calculation agent shall apply the same methodology described above under “Intraday Trigger Event—Methodology to Determine Intraday Prices”.

Intraday Trigger Event Notice

If an Intraday Trigger Event occurs, within five business days of the determination of the Intraday Trigger Event Amount, we will deliver a written notice to the Depositary Trust Company (“DTC”) specifying the Intraday Trigger Event Day and the relevant intraday prices that were used by the calculation agent to determine the occurrence of an Intraday Trigger Event and to calculate the Intraday Trigger Event Amount.

Note Market Disruption Events

The final valuation date (and thus, the maturity date) may be postponed and thus the determination of the final closing level if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing in respect of any Index Component.

If such a postponement occurs, and an Intraday Trigger Event has not occurred:

•

in order to calculate the closing level of the Index, the closing levels of the Index Components unaffected by the note market disruption event shall be determined on the scheduled final valuation date and the level of the affected Index Components shall be determined using the closing level of the affected Index Components on the first Scheduled Trading Day after that day on which no note market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than five Scheduled Trading Days.

•

if the final valuation date is postponed until the fifth Scheduled Trading Day following the scheduled final valuation date, but a note market disruption event occurs or is continuing on such day, that day will nevertheless be the final valuation date and the calculation agent will make a good faith estimate in its sole discretion of the closing level for the relevant index component that would have prevailed on that fifth scheduled trading day in the absence of the market disruption event.

If such a postponement occurs, and an Intraday Trigger Event has occurred on the scheduled final valuation date or during the occurrence of a note market disruption event:

•

In order to calculate the final intraday level, the calculation agent shall determine the intraday prices using the same methodology described above under “Intraday Trigger Event—Methodology to Determine Intraday Prices”.

•

For more information regarding the situation in which the calculation agent observes that the intraday indicative value of the Index is less than 50% of the initial level when a market disruption event has occurred and is continuing at the final valuation date, see “Consequences of an Intraday Indicative Value of Less Than 50% of Initial Level During the Occurrence of a Note Market Disruption Event” above.

If an Intraday Trigger Event occurs prior to the final valuation date, the scheduled final valuation date will not be postponed in the event of a market disruption event on such scheduled final valuation date.

Any of the following will be a market disruption event:

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a material limitation, suspension or disruption in the trading of any contract comprising the Index which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price;

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the daily contract reference price for any contract comprising the Index is a “limit price”, which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;

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failure to publish the closing level of any Index Component or of the applicable trading facility or other price source to announce or publish the daily contract reference price for one or more contracts comprising any Index Component; or

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any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

The following events will not be note market disruption events:

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a limitation on the hours or numbers of days of trading on a trading facility on which any contract comprising any Index Component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision by a trading facility to permanently discontinue trading in any contract comprising any Index Component.

“Scheduled trading day” for the purpose of Note Market Disruption Events means any day on which (1) the value of the index or indices to which the securities are linked is published, and (2) trading is generally conducted on the markets on which the futures contracts underlying the index or indices are traded, in each case as determined by the calculation agent in its sole discretion.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.